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                                                                      EXHIBIT 11

                          AAMES FINANCIAL CORPORATION

                               EARNINGS PER SHARE
       FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 1999 AND 1998

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                MARCH 31,                     MARCH 31,
                                        --------------------------    --------------------------
                                            1999           1998           1999           1998
                                        ------------    ----------    ------------    ----------
                                                        (RESTATED)                    (RESTATED)
BASIC EARNINGS (LOSS) PER COMMON
  SHARE:
  Net income (loss) for calculating
     basic earnings per common
     share............................  $(35,979,000)    2,018,000    (233,880,000)   21,121,000
  Average common shares outstanding...    31,006,962    27,898,000      30,997,059    27,827,000
                                        ------------    ----------    ------------    ----------
     Basic earnings (loss) per common
       share..........................  $      (1.16)         0.07           (7.55)         0.76
                                        ============    ==========    ============    ==========
DILUTED EARNINGS (LOSS) PER COMMON
  SHARE:
  Net income (loss) for calculating
     diluted earnings per common
     share............................   (35,979,000)    2,018,000    (233,880,000)   21,121,000
  Adjust net income to add back the
     after-tax amount of interest
     recognized in the period
     associated with the convertible
     subordinated notes...............            --            --              --     2,726,000
                                        ------------    ----------    ------------    ----------
     Adjusted net income (loss).......  $(35,979,000)    2,018,000    (233,880,000)   23,847,000
                                        ============    ==========    ============    ==========
  Average common shares outstanding...    31,006,962    27,898,000      30,997,059    27,827,000
  Add exercise of options and
     warrants.........................            --       842,000              --     1,163,000
  Convertible subordinated notes......            --            --              --     6,107,000
                                        ------------    ----------    ------------    ----------
     Diluted shares outstanding.......    31,006,962    28,740,000      30,997,059    35,097,000
                                        ============    ==========    ============    ==========
  Diluted earnings (loss) per common
     share............................  $      (1.16)         0.07           (7.55)         0.68
                                        ============    ==========    ============    ==========
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